Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated this 10th day of October, 2005 (the “Amended Agreement”), among New Skies Satellites B.V., an entity established under Dutch law (the “Company”), and Mr. Andrew M. Browne (the “Employee”).

WHEREAS the Company and the Employee have entered into that certain Employment Agreement dated May 7, 1999, as amended and restated as of November 2004 (the “2004 Agreement”); and

WHEREAS, the Company and the Employee desire to amend the 2004 Agreement in certain respects effective on and after January 1, 2005 (the “Effective Date”) and to restate the 2004 Agreement to read in its entirety as follows:

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                       Employment, Duties, Authority and Agreements.

(a)   The Company hereby agrees to employ the Employee as Chief Financial Officer (“CFO”) and the Employee hereby accepts such position and agrees to serve the Company in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”).  In addition, if requested, the Employee shall serve as the Vice President of New Skies Satellites Holdings Ltd., an entity established under Bermuda law (the “Parent”).  The Employee shall report to the Chief Executive Officer (the “CEO”) in respect of his duties to the Company and the President of the Parent in respect of his duties to the Parent.  The Employee will have such duties, responsibilities and authority as are customary for a CFO, including, without limitation, the responsibility for the operation of the finance department of the Company involving periodic financial reporting, preparation of annual and long range budgets and financial plans, implementation of financial controls and systems, establishment and maintenance of a general ledger system and books of account for payroll, accounts receivable and payable, cash management and tax reporting.  Additionally, the Employee will advise and represent the Company with respect to all financing activities including placement of bank or other debt facilities, any public equity placement and the sale or acquisition of Company assets.  Finally, the Employee will be responsible initially for management of the Human Resources and Management Information Systems departments.

(b)   During the Employment Period, excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company and any entity that is a direct or indirect wholly-owned subsidiary of Parent (such subsidiaries hereinafter referred to as the “Affiliates”).

(c)   During the Employment Period, the Employee may not, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company), provided that it shall not be a violation of the foregoing for the Employee to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, and (ii) manage his personal, financial and legal affairs, so long as such activities (described in clauses (i), and (ii)) do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.  Except as described in this Section 1(c), Employee shall not provide any services to any other entity during the term of this Amended Agreement without the written consent of the Company.

2.                                       Compensation.

(a)   As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, during the Employment Period the Company shall pay the Employee, not less than once a month pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of U.S.$ 460,020 per annum (the “Base Salary”) payable in U.S. dollars or in Dutch Guilders, at the Employee’s election, at an exchange rate to be fixed annually by mutual agreement between Employee and the Company.  The Base Salary shall be reviewed annually and be increased further in the absolute discretion of the Company.  Any such increased Base Salary shall then become the Base Salary for all purposes hereunder.

(b)   As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, beginning in calendar year 1999 and for the remainder of the Employment Period (the “Bonus Period”), the Employee shall have an opportunity to earn cash bonuses in accordance with the following terms. For each calendar year following the Effective Date during the Bonus Period, Employee shall be eligible to earn a cash bonus of up to 50% of his Base Salary for that year, subject to the performance standards to be approved by the Company and, except as otherwise provided in Section 5, subject to the Employee’s employment with the Company on the last day of the calendar year (the “Annual Bonus”).  The Annual Bonus earned by the Employee with respect to each year shall be paid to the Employee not later than ten (10) business days following the determination of the amount of such Annual Bonus.

(c)   During the Employment Period, the Employee shall be entitled to the following benefits and perquisites, to the extent provided by the Company to senior executives of the Company generally:

(i)            medical (including for the Employee’s spouse and children under the age of 21), and disability coverage equivalent to base salary subject to customary and reasonable limits, co-payments, deductibles, employee contributions and exclusions;

(ii)           at Employee’s election, either a car provided by the Company suitable to Employee’s position or the equivalent cost of such a car to the Company in cash; and

(iii)          any other benefits and perquisites generally provided to other senior executives of the Company, from time to time, provided that the Employee shall not be entitled to participate in any such plan providing for benefits in the nature of severance pay.

(d)   During the Employment Period, the Employee shall be entitled to paid vacation of twenty five days per year.  The ability to carry forward vacation time shall be subject to the Company’s vacation policy applicable generally to executive officers of the Company as in effect from time to time.  The Employee is not entitled to holiday allowances.

(e)   The Company shall promptly reimburse the Employee for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

3.                                       Employment Period.

The Employment Period commenced on 12 October 1998 and shall continue indefinitely, provided that the Employment Period may be terminated during the Employment Period upon the earliest to occur of the following events upon written notice in accordance with Section 4 below (the “Termination Date”):

(a)   Death.  The Employee’s employment hereunder shall terminate upon his death.

(b)   Urgent Cause.  The Company may terminate the Employee’s employment hereunder for Urgent Cause, that is without prior approval of a Dutch Court or government body as is authorized by Dutch labor law.  By way of illustration, and without limitation, for purposes of this Amended Agreement, the term “Urgent Cause” shall mean: (i) a willful and material violation by the Employee of either Section 1(c) or 7 of this Amended Agreement (unless such violation is cured by the Employee within thirty (30) days of receipt of a written notice from the board of the Company which specifically identifies the facts and circumstances of such violation); (ii) the willful failure by the Employee to substantially perform the duties reasonably assigned to him within the scope of the Employee’s duties and authority as stated in Section 1(a) hereunder (other than as a result of physical or mental illness or injury), after delivery to the Employee of a written demand for substantial performance that specifically identifies the manner in which the Employee has not substantially performed the Employee’s duties and provides the Employee thirty (30) days to begin to substantially perform, provided that the Company shall not have the right to terminate the Employee’s employment hereunder for Urgent Cause if the Employee begins to substantially perform within such thirty-day period; (iii) the Employee’s willful misconduct, willful waste of corporate assets or gross negligence which in any such event substantially and materially injures the Company and its Affiliates; or (iv) the indictment of the Employee for a felony or other serious crime involving moral turpitude.  In order for a termination to be considered to be for Urgent Cause, the Notice of Termination (as defined below) must be delivered within six (6) months of the date on which the Company first knows of the event constituting Urgent Cause.

(c)   Good Reason.  The Employee may terminate his employment hereunder for Good Reason.  For purposes of this Amended Agreement, the term “Good Reason” shall mean: (i) a reduction by the Company in the Employee’s Base Salary; (ii) any failure by the Company to pay any amounts due to the Employee within ninety (90) days of the date such amount is due; (iii) any material diminution of the level of responsibility or authority of the Employee. including the Employee’s reporting duties; (iv) any adverse change in the Employee’s title or position; (v) the failure by the Company to obtain from any successor an assumption of the obligations of the Company as contemplated by Section 10(d) herein; and (vi) the Company requiring the Employee to be based at any office or location that is more than 50 kilometers from the Company’s current corporate headquarters; provided that with respect to any such relocation the Employee delivers a written notice of such Good Reason termination to the Company within thirty (30) days after receiving written notice from the Company of the possibility of such event; and provided further that the Employee delivers a written notice to the Company within six (6) months of the occurrence of such an event which specifically identifies the facts and circumstances claimed by Employee to constitute Good Reason and the Company has failed to cure such facts and circumstances within thirty (30) days after receipt of such notice.

(d)   Without Good Reason.  The Employee may terminate his employment hereunder without Good Reason.

4.                                       Termination Procedure.

(a)   Notice of Termination.  Termination of the Employee’s employment by the Company for Urgent Cause or by the Employee during the Employment Period (other than termination pursuant to Section 3(a)) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 10(a).  For purposes of this Amended Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Amended Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and shall attach any prior notices required under Section 3.

(b)   Date of Termination.  “Date of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death, (ii) if the Employee’s employment is terminated for any other reason, one month after the date on which a Notice of Termination is given or any later date (agreed upon by the parties, after the giving of such notice).

5.                                       Termination Payments.

(a)   Without Urgent Cause or for Good Reason.  In the event of a termination of the Employee’s employment (a) by the Company without Urgent Cause or (b) by the Employee for Good Reason, the Company shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee, or his estate in the event of his death, within thirty (30) days following the Date of Termination, (i) the Employee’s Base Salary through the Date of Termination and outstanding business expenses pursuant to Section 2(e) hereof (to the extent not theretofore paid) and any other amounts due to the Employee but which have not been paid (the “Accrued Obligations”), (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to or coincident with the Date of Termination, (iii) an Annual Bonus equal to the prior year’s Annual Bonus pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination, (iv) a lump-sum payment equal to two times the sum of (x) the Employee’s Base Salary (as in effect on the Date of Termination) and (y) the greater of the Annual Bonuses for each of the two most recently completed calendar years preceding the calendar year in which the Date of Termination occurs, (v) reimbursement for outplacement services in an amount up to $25,000 upon the Employee’s submission of receipts for such services, and (vi) continuation of medical and dental benefits under the Company’s employee benefit plans providing for such benefits, for two years following the Date of Termination, provided the Company’s obligation to provide continued welfare benefits under this clause (vi) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer; and provided further that in the event that the Employee is precluded from continuing full participation, in the Company’s welfare benefit plans that provide for the benefits described and contemplated in this clause (vi) the Employee shall be provided with the after-tax economic equivalent of any benefit or coverage foregone. For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Employee of obtaining such benefit or coverage himself on an individual basis.  Payment of such after-tax economic equivalent shall be made quarterly.

The payments provided in this Section 5(a) are (i) not subject to offset or mitigation and (ii) conditioned upon and subject to the Employee executing a valid general release and waiver, waiving all claims the Employee may have against the Company, its Affiliates, directors, officers and employees.  The Company shall have no additional obligations under this Amended Agreement, except for (i) the indemnification obligations set forth in Section 6 herein and (ii) any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate.

(b)   Urgent Cause or without Good Reason.  If the Employee’s employment is terminated during the Employment Period by the Company for Urgent Cause or by the Employee without Good Reason, the Company shall pay to the Employee, within thirty (30) days of the Date of Termination, (i) the Accrued Obligations and (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to the Date of Termination, but only if the event constituting Urgent Cause occurs after the end of such calendar year.  The Company shall have no additional obligations under this Amended Agreement, except for the indemnification obligations set forth in Section 6 herein.

(c)   Death.  If the Employee’s employment is terminated as a result of his death, the Company shall pay to the Employee’s estate, within thirty (30) days of the Date of Termination, (i) the Accrued Obligations, (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to or coincident with the Date of Termination, and (iii) an Annual Bonus equal to the prior year’s Annual Bonus pro-rated for the year in which the Termination Date occurs based on the number of days occurring in such year prior to the Termination Date.  The Company shall have no additional obligations under this Amended Agreement, except for the indemnification obligations set forth in Section 6 herein.

6.                                       Indemnification.

The Company shall indemnify, defend and hold the Employee harmless from and against any and all liability or obligation arising from or relating to this Amended Agreement or the performance by the Employee of his obligations hereunder, in accordance with the indemnification provisions set forth in Article 14 of the Company’s Articles of Association, as in effect on the date hereof, provided that this obligation to indemnify and defend shall not extend to disputes between the Employee and the Company, if any, which relate to the benefits or other amounts in the nature of compensation from the Company to which the Employee believes he is entitled.

7.                                       Non-Solicitation; Non-Disclosure; Workproduct: Non-Competition.

(a)   During the Employment Period and for one year following the termination of Employee’s employment with the Company for any reason the Employee agrees not to offer employment to any employee of the Company or any of its Affiliates for other than employment by the Company or attempt to induce any such employee to leave the employ of the Company or any Affiliates of the Company and the Employee further agrees not to solicit any clients or suppliers of the Company to do business with any competing business of the Company or its Affiliates.

(b)   Employee agrees that he will not appropriate for his own use, disclose, divulge, furnish or make available to any person, unless in the normal course of business or as authorized by the Company in writing, any confidential or proprietary information concerning the Company and its Affiliates, including without limitation any confidential or proprietary information concerning the operations, plans or methods of doing business of the Company and its Affiliates (the “Information”); provided that the term “Information” shall not include such information which is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Amended Agreement.  Notwithstanding the foregoing, Employee may disclose Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body to which he is subject, including full and complete disclosure in response thereto, in which event he agrees to provide the Company with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that the Company may, upon notice to Employee, take such action as the Company deems appropriate in relation to such subpoena or request.

(c)   Employee agrees that all right, title and interest to all works of whatever nature generated in the course of his employment resides with the Company.  Employee agrees that he will return to the Company, not later than the Date of Termination, all property, in whatever form (including computer files and other electronic data), of the Company and its Affiliates in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to the Company, its officers, directors, shareholders, customers or Affiliates, and any business or business opportunity of the Company and its Affiliates.

(d)   Employee agrees not to engage in any aspect of the Satellite Business (as hereinafter defined) during the Employment Period and for one year following the termination of Employee’s employment with the Company for any reason, other than a termination by the Company without Urgent Cause or a termination by the Employee for Good Reason.  Employee shall be deemed to be engaging in the Satellite Business if he directly or indirectly, whether or not for compensation, renders personal services of any kind in any capacity for any Competitor.

For purposes of this Section 7(d):

(i)            The “Satellite Business” shall mean the business of communication of electronic video, data, voice or other information by transmission by satellite for hire or any other business in which the Company is engaged from time to time during the Employment Period.

(ii)           A “Competitor” is any corporation, firm, partnership, proprietorship or other entity which engages in the Satellite Business.

(e)   The restrictions of Section 7(d) hereof shall be deemed to be separate restrictions with respect to each geographic area, time period and activity covered thereby.  Employee hereby agrees that if, in any judicial proceeding, a court shall refuse to enforce any such separate restriction, then such unenforceable restriction shall be deemed eliminated from this Amended Agreement for the purpose of such proceeding or any other judicial proceeding, but only to the extent necessary to permit the remaining restrictions of Section 7(d) hereof to be enforced.

(f)   The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Employee to perform any of his obligations under this Section 7.  Accordingly, if the Company or any of its Affiliates institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, Employee hereby waives the claim or defense that the Company or its Affiliates has an adequate remedy at law, and Employee shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

(g)   The restrictions in this Section 7 shall be in addition to any restrictions imposed on Employee by statute or at common law.

8.                                       Tax-free Allowance Subject to 30% Ruling.

(a)   If and insofar as the Employee has received or may receive a tax-free allowance for extra-territorial costs under Section 9 of the 1965 Payroll Tax Implementation Decree (as further described in clause (ii) below), the following shall apply:

(i)            The originally agreed upon Wages from Current Employment shall be reduced for employment law purposes so that 100/70 of the adjusted Wages from Current Employment is equal to the originally agreed upon Wages from Current Employment.  As used herein, “Wages from Current Employment” are all income (in cash, cash equivalent, or benefit in kind) that is subject to wage tax withholding in the Netherlands.

(ii)           The Employee shall receive an allowance for extra-territorial costs from the Company, equal to 30/70 of the adjusted Wages from Current Employment (the “Allowance”).

(iii)          The Employee is aware of the fact that, in view of the applicable regulations, an adjustment to the remuneration agreed under this Section may affect ail considerations and benefits that are linked to Wages from Current Employment, such as pension rights and social security benefits.

(iv)          The intention of this Section is to automatically apply Section 9 of the 1965 Payroll Tax Implementation Decree to all elements of Wages from Current Employment that can benefit from this special provision.

(v)           The Employee acknowledges and agrees that, as a result of the adjustments described in clauses (i) and (ii), the Employee’s adjusted Base Salary (the “Adjusted Base Salary”) shall equal 70/100 of the previously agreed Base Salary.  The Employee hereby consents to this adjustment and agrees that it shall not constitute a breach of this Amended Agreement or give rise to any rights on the part of the Employee. Following any adjustment hereunder, all references, in this Amended Agreement to Base Salary shall be deemed to refer to the Employee’s Total Base Compensation, which shall equal the sum of the Adjusted Base Salary and an allowance equal to 30/70 of the Adjusted Base Salary.  For the avoidance of doubt, the term “originally agreed upon Wages from Current Employment” shall refer to the Wages from Current Employment in effect immediately prior to the adjustments described in clauses (i) and (ii).

9.                                       Excise Tax Matters.

(a)           Anything in this Amended Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Amended Agreement or otherwise (a “Payment”), would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the United States Internal Revenue Code (the “Code”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the lesser of (i) U.S.$1,000,000 and (ii) the amount necessary such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided that, in the event it shall be determined that, if in lieu of receiving the Gross-Up Payment, the Employee would, if the amounts constituting “parachute payments” for purposes of Section 280G of the Code which would otherwise be payable to the Employee were reduced (as so reduced, the “Reduced Amount” ), be entitled to receive and retain, on a net after-tax basis, an amount that is greater than the amount, on a net after-tax basis, that the Employee would be entitled to retain upon his receipt of the Gross-Up Payment, then Employee shall not be entitled to the Gross-Up Payment but rather shall only be entitled to the Reduced Amount.

(b)           All determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment (or whether there will be a Reduced Amount and the amount of such Reduced Amount) and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm appointed by the Company and reasonably acceptable to the

Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Employee within ten business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Employee shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of Employee’s residence and/or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Employee five days prior to when due (or to the appropriate taxing authority on Employee’s behalf when due).  If the Accounting Firm determines that no Excise Tax is payable by Employee or that the Reduced Amount will apply, it shall so indicate to Employee in writing.  Subject to the following sentence and Section 9(c) hereof, any determination by the Accounting Firm shall be binding upon the Company and Employee.  As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Employee was lower than the amount actually due (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to Section 9(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

(c)           Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Employee shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Employee prior to the expiration of such period that it desires to contest such claim, Employee shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Employee is required to extend the statute of limitations to enable the Company to contest such claim, Employee may limit this extension solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by Employee of an amount paid or advanced by the Company pursuant to this Section 9, Employee becomes entitled to receive any refund with respect to a Gross-Up Payment, Employee shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 9(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

10.                                 Miscellaneous.

(a)   Any notice or other communication required or permitted under this Amended Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

New Skies Satellites B. V.
Attention: Chief Executive Officer
P.O. Box 82197
2508 ED The Hague
The Netherlands

With a copy to:

New Skies Satellites B.V.

Attention: General Counsel

P.O. Box 82197

2508 ED The Hague
The Netherlands

If to the Employee:

Mr. A. M. Browne
Koninginnegracht 70 B
2514 AG The Hague
The Netherlands

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt

(b)   This Amended Agreement constitutes the entire agreement among the parties hereto with respect to the Employee’s employment, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee’s employment.

(c)   This Amended Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.  The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Amended Agreement.

(d)   (i)  This Amended Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.  Neither this Amended Agreement nor any right or obligation under this Amended Agreement may be assigned, transferred, pledged or encumbered by the Company or by the Employee.

(ii)           The Company shall require any successor (whether direct or indirect, by purchase, merger. consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Amended Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Amended Agreement, all references to “Company” shall mean both the Company and any such successor that assumes and agrees to perform this Amended Agreement by operation of law or otherwise.

(e)   If any provision of this Amended Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(f)   The Company may withhold from any amounts payable to the Employee hereunder all taxes and other amounts that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

(g)   This Amended Agreement shall be governed by and construed in accordance with the laws of The Netherlands, without reference to its principles of conflicts of law.

(h)   Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to the Employee at any date as a result of the termination of the Employee’s employment hereunder shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee (or if Employee has died, to his estate), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

(i)   This Amended Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(j)   The headings in this Amended Agreement are inserted for convenience of reference only and shall not he a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement, as of the date first written above.

NEW SKIES SATELLITES B. V.

/s/ David Tolley
By:

/s/ Andrew M. Browne
Andrew M. Browne